Exhibit 15.1
ACKNOWLEDGEMENT OF ERNST & YOUNG LLP
Board of Directors
Respironics, Inc. and Subsidiaries
     We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Respironics, Inc. and Subsidiaries pertaining to the Respironics, Inc. 2006 Stock Incentive Plan of our report dated November 7, 2005 relating to the unaudited condensed consolidated interim financial statements of Respironics, Inc. and Subsidiaries that are included in its Form 10-Q for the quarter ended September 30, 2005.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
November 11, 2005